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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE
March 7, 2000



      MAREX.COM COMPLETES FIRST TRANCHE OF A $43 MILLION PRIVATE PLACEMENT


MIAMI, FL - March 7, 2000 - Marex.com (OTCBB:MRXX), the marine industry's leading business-to-business (B2B) e-commerce company, today announced that it has closed the first of two tranches in its $43 million private placement.

The Company closed the first tranche of $21 million through the sale of 210,000 shares of convertible preferred stock. The second $22 million tranche will close upon the earlier of the listing of the Company's common stock on NASDAQ or 60 days following the close of the first tranche, assuming the satisfaction of certain conditions. The Company will use the proceeds for the expansion of its business and general corporate purposes.

The investment was led by the Brown Simpson Strategic Growth Funds. Key investors included LBI Group Inc., an affiliate of Lehman Brothers Holdings Inc.; Royal Bank of Canada; Ford Allen Fund - I, L.P.; and Genmar Holdings, Inc.
- the world's largest privately owned manufacturer of motorized recreational boats.

According to David Schwedel, CEO of Marex.com, this placement will fund the Company's current business plan. "This financing marks a major milestone for Marex.com. Each of the investors that participated is sophisticated and well versed in high technology and Internet investments. The private placement will continue to allow us to ramp up our business and maintain the aggressive pace we have been keeping," Schwedel said.

Each convertible preferred share converts to 7.69 shares of common stock at the option of the holder. The convertible preferred stock will be automatically converted into common stock upon the occurrence of certain events relating to a public offering of the Company's common stock or upon certain conditions relating to the registration of the common stock underlying the convertible preferred stock. The automatic conversion is also subject to the Company's common stock trading at certain price levels.

The shares sold in this transaction are restricted and are not registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.


About Marex.com

Marex.com, Inc. (OTC BB: MRXX) is the largest B2B e-commerce company serving the marine industry. Marex.com's products and services go beyond aggregating vendors and products by providing a central on-line hub that automates transactions, aggregates information, improves market reach, and provides related services. This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform



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Act of 1995. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Those risks include, but are not limited to, the Company's ability to manage growth, acceptance of the Internet as a means for commerce, market demand for e-commerce, the Company's ability to recruit and retain qualified management and employees, the Company's ability to obtain future financing for the Company's operations, as well as other Risk Factors set forth in Form 10-KSB on file with the SEC at http://www.sec.gov. All forward-looking statements should be considered in light of these risks and uncertainties.




CONTACT
Kenbian A. Ng
(305) 285-2003